SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                 OWENS & MINOR
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                     [LOGO]
                              OWENS & MINOR, INC.
                                   NOTICE OF

                                      1997

                                 ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

            WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN PERSON, THE BOARD OF DIRECTORS URGES YOU TO SIGN AND
                   RETURN THE PROXY IN THE ENCLOSED ENVELOPE.

                              OWENS & MINOR, INC.
                                 4800 COX ROAD
                        GLEN ALLEN, VIRGINIA 23060-6292

                                           [LOGO]
                                           Owens & Minor, Inc.
                                           4800 Cox Road, Post Office Box 27626
                                           Glen Allen, Virginia
                                           23060-6292
                                           (804) 747-9794 FAX (804)
                                                  270-7281

March 18, 1997

Dear Shareholders:

      You are cordially invited to attend the Annual Meeting of Shareholders of Owens & Minor, Inc. The meeting will be held on Tuesday, April 29, 1997 at 10:00 a.m. at the Virginia Historical Society, 428 North Boulevard, Richmond, Virginia. Morning refreshments will be served. Parking is available at the Virginia Museum parking lot; DIRECTIONS ARE ON THE BACK OF THE PROXY STATEMENT.

      The primary business of the meeting will be to elect three directors and to ratify the appointment of KPMG Peat Marwick LLP as independent auditors. During the meeting I will also report to you on the condition and performance of Owens & Minor during 1996 and the first quarter of 1997. You will have the opportunity to meet members of the Board of Directors as well as management and to ask questions on matters of importance to you and all shareholders.

      I hope to see you on April 29, 1997. Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. Your vote is important. All of us at Owens & Minor appreciate your continued interest in and support of the Company.

              Warm Regards,


              /s/ Q. Gilmer Minor, III
              ------------------------
              G. GILMER MINOR, III
              Chairman, President and
              Chief Executive Officer

                                     [LOGO]

                              OWENS & MINOR, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD TUESDAY, APRIL 29, 1997


TO THE SHAREHOLDERS OF OWENS & MINOR, INC.:

      You are hereby notified that the Annual Meeting of Shareholders of Owens & Minor, Inc., a Virginia corporation (the "Company"), will be at the Virginia Historical Society, 428 North Boulevard, Richmond, Virginia, on Tuesday, April 29, 1997 at 10:00 a.m.

      The purposes of the meeting are:

      1. To elect three directors to serve until the Annual Meeting of Shareholders in 2000 (Proposal 1);

      2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors (Proposal 2); and

      3. To transact such other business as may properly be brought before the meeting.

      The Board of Directors has fixed the close of business on March 4, 1997 as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting and any adjournment(s) or postponement(s) thereof.

      Your attention is directed to the attached Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

DREW ST. J. CARNEAL,
Secretary

Richmond, Virginia
March 18, 1997

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN PERSON, THE BOARD OF DIRECTORS URGES YOU TO SIGN AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE.

                                     [LOGO]
                              OWENS & MINOR, INC.

STREET ADDRESS                                    MAILING ADDRESS
4800 Cox Road                                     P.O. Box 27626
Glen Allen, Virginia 23060-6292                   Richmond, Virginia 23261-7626

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 29, 1997

March 18, 1997

       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Owens & Minor, Inc., a Virginia corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company, to be held at the Virginia Historical Society, 428 North Boulevard, Richmond, Virginia, on April 29, 1997 at 10:00 a.m., and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

     The expense of this solicitation will be borne by the Company. The Company will reimburse brokers and other persons holding stock in their name as nominees for their expenses in obtaining authorization to execute proxies from their principals. Corporate Investor Communications, Inc. has been retained to aid in such solicitation of proxies by telephone or telegraph or by personal calls at an anticipated cost to the Company of $4,000 plus expenses.

       All proxies received pursuant to this solicitation will be voted FOR the election of directors as set forth below and in favor of Proposal 2 unless contrary instructions are given. Any person who has returned a proxy to the Company has the power to revoke it at any time before its exercise by submitting a subsequently dated proxy, by giving notice in writing to the Secretary of the Company prior to the commencement of the meeting or by voting in person at the meeting.

       Only shareholders of record at the close of business on March 4, 1997 will be entitled to vote at the meeting or any adjournment(s) or postponement(s) thereof. As of such record date, the Company had outstanding and entitled to vote 31,921,718 shares of Common Stock, $2.00 par value per share (the "Common Stock"), each of which is entitled to one vote, and 1,150,000 shares of Series B Cumulative Preferred Stock, $100 par value per share (the "Series B Preferred Stock"), each of which is entitled to 6.06 votes. The holder of the Series B Preferred Stock has agreed to vote its shares of Series B Preferred Stock with respect to each matter to be voted upon at the Annual Meeting in the same proportion as the votes cast on such matter by holders of the Common Stock (excluding certain holders of 5% or more of the Common Stock).

       This Proxy Statement and form of proxy is first being mailed to shareholders of the Company on or about March 18, 1997.

PROPOSAL 1. ELECTION OF DIRECTORS

      In February, 1997, the Board of Directors adopted an amendment to the Company's bylaws, to become effective on the date of the Annual Meeting, reducing the number of directors from 10 to 9. This reduction would eliminate the vacancy created upon the retirement of William F. Fife at the time of the Annual Meeting. The Board will remain divided into three classes, with one class being elected every year for a term of three years. Three nominees are expected to be elected at this Annual Meeting to serve for a term of three years. All nominees are to serve until their successors are elected and have qualified. The remaining six directors will continue to serve as set forth below. Each of the nominees is currently a director of the Company and has agreed to serve if elected. Unless otherwise directed, a proxy will be voted for the three nominees shown below. If some unexpected occurrence should, in the judgment of the Board of Directors, make necessary the substitution of some other person for any of the nominees, the shares represented by proxies will be voted for such other person as the Board of Directors may select, or the Board of Directors may amend the Bylaws to reduce the number of directors to the total of the remaining nominees and any such substitute nominee or nominees in which case the shares represented by proxies shall be voted for the remaining nominees and any such substitute nominee or nominees. No proxy can be voted for more than three persons.

      The election of each nominee for director requires the affirmative vote of a plurality of the votes cast in the election of directors by the holders of the Common Stock and Series B Preferred Stock, voting together as a single class. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast.

      The names and ages of the nominees and continuing directors, their principal occupation or employment during the past five years and other relevant data regarding them as of March 4, 1997, based on information received from the respective nominees and continuing directors, are set forth below. Each of the nominees and the directors has served continuously since the year he or she joined the Board of Directors.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
For the Three-Year Term Expiring April 2000:

[PHOTO]                                     JOSIAH BUNTING, III, 56, is Superintendent of the Virginia
                                            Military Institute, Lexington, Virginia. From 1987 to 1995 he
                                            served as Headmaster of The Lawrenceville School in Princeton,
                                            New Jersey. General Bunting has been a director since 1995 and is a member of the Audit and Strategic Planning Committees.

[PHOTO]                                     JAMES E. UKROP, 59, is Vice Chairman and Chief Executive
                                            Officer of Ukrop's Super Markets, Inc., a retail grocery chain.
                                            Mr. Ukrop has been a director since 1987 and is a member of the
                                            Compensation & Benefits and Strategic Planning Committees. Mr.
                                            Ukrop also serves on the Boards of Directors of Richfood
                                            Holdings, Inc. and Legg Mason, Inc.

[PHOTO]                                     JAMES E. ROGERS, 51, is President of SCI Investors Inc, a
                                            private equity investment firm. Mr. Rogers has been a director since 1991 and is Chairman of the Compensation & Benefits
                                            Committee and a member of the Executive and Strategic Planning
                                            Committees. Mr. Rogers also serves on the Boards of Directors of Wellman, Inc. and Caraustar Industries, Inc.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Terms Expiring April 1999:

[PHOTO]                                     VERNARD W. HENLEY, 67, is Chairman of the Board and Chief
                                            Executive Officer of Consolidated Bank and Trust Company,
                                            Richmond, Virginia. Mr. Henley has been a director since 1993 and is a member of the Audit, Governance and Nominating and
                                            Compensation & Benefits Committees.

[PHOTO]                                     G. GILMER MINOR, III, 56, is Chairman, President and Chief
                                            Executive Officer of the Company. Mr. Minor has been a director since 1980 and is Chairman of the Executive Committee and a
                                            Committee. Mr. Minor also member of the Strategic Planning serves on the Boards of Directors of Crestar Financial
                                            Corporation and Richfood Holdings, Inc.

[PHOTO]                                     R.E. CABELL, JR., ESQ., 73, is retired (Of Counsel) from the law firm of Williams, Mullen, Christian & Dobbins. Mr. Cabell has been a director since 1962 and is Chairman of the Audit
                                            Committee and a member of the Executive Committee. Mr. Cabell also serves on the Board of Directors of The C.F. Sauer Company and is a Trustee of Hampden-Sydney College.

Terms Expiring April 1998:

[PHOTO]                                      E. MORGAN MASSEY, 70, is Chairman of Inter-American Coal, N.V.
                                             and Chairman Emeritus of A.T. Massey Coal Company, Inc., both coal companies. Mr. Massey has been a director since 1988 and is a member of the Compensation & Benefits, Governance &
                                             Nominating and Strategic Planning Committees. Mr. Massey also serves on the Massey Cancer Center Advisory Board, Richmond,
                                             Virginia, as Vice Chairman of the U.S. Energy Association,
                                             Washington, D.C. and as a member of the Board of the University of Virginia Engineering Foundation. He is also Vice Chairman of the Marine Advisory Council of the Virginia Institute for
                                             Marine Science.

[PHOTO]                                      JAMES B. FARINHOLT, JR., 62, is Executive Director of the
                                             Virginia Biotechnology Research Park and Special Assistant to
                                             the President of Virginia Commonwealth University for Business
                                             Development, advising on campus expansion and commercialization X of scientific discoveries. From 1978 to 1995, Mr. Farinholt served as President of Galleher & Company, Inc., an investment company. Mr. Farinholt has been a director since 1974 and is
                                             Chairman of the Strategic Planning Committee and a member of the Audit and Executive Committees.

[PHOTO]                                      ANNE MARIE WHITTEMORE, 51, is a partner in the law firm of
                                             McGuire, Woods, Battle & Boothe, L.L.P. Mrs. Whittemore has
                                             been a director since 1991 and is Chairperson of the Governance X
                                             & Nominating Committee and a member of the Executive and
                                             Compensation & Benefits Committees. Mrs. Whittemore also serves X on the Boards of Directors of USF&G Corporation, James River
                                             Corporation, T. Rowe Price Associates, Inc. and Albemarle
                                             Corporation.

SERIES B PREFERRED STOCK DIRECTOR

      Pursuant to the Company's Articles of Incorporation, the holders of the Series B Preferred Stock are entitled to elect one member of the Board of Directors of the Company for so long as any share of Series B Preferred Stock remains outstanding. Such director (the "Series B Director") is in addition to the number of Directors of the Company elected by the holders of the Common Stock and Series B Preferred Stock, voting together as a single class. On April 30, 1996, the holders of the Series-B Preferred Stock elected C.G. Grefenstette as the Series B Director, to serve until the next annual meeting of the holders of Series B Preferred Stock. It is anticipated that the holders of the Series B Preferred Stock will re-elect Mr. Grefenstette in 1997.

[PHOTO]                                      C.G. GREFENSTETTE, 69, is Chairman and Chief Executive Officer
                                             of The Hillman Company, diversified investments and operations.
                                             From 1989 to 1993, Mr. Grefenstette served as President & Chief X
                                             Executive Officer of The Hillman Company. Mr. Grefenstette also serves on the Boards of Directors of The Hillman Company, The
                                             Hillman Foundation, The Polk Foundation, Inc., Duquesne
                                             University and PNC Bank Corp. Mr. Grefenstette has been a
                                             director of the Company since 1994 and is a member of the
                                             Audit, Governance & Nominating and Strategic Planning
                                             Committees.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors held five meetings during 1996. All directors attended at least 75% of the total meetings of the Board of Directors and any Committees on which they serve. The Board has Executive, Audit, Compensation & Benefits, Governance & Nominating, and Strategic Planning Committees.

        None of the members of the Audit Committee are employees of the Company or its subsidiaries. The function of the Audit Committee is to oversee the Company's financial reporting and internal control structure and to serve as a direct line of communication among the Company's independent auditors, the Company's Internal Audit Department and the Board of Directors. The Audit Committee met four times during the past year.

        None of the members of the Compensation & Benefits Committee are employees of the Company or its subsidiaries. The function of the Compensation & Benefits Committee is to recommend to the Board of Directors the salaries and compensation of the executive officers of the Company, and to make such other studies and recommendations concerning compensation and compensation policies as may be brought to their attention for consideration. The Compensation & Benefits Committee administers the Savings & Protection Plan, the Employee Stock Purchase Plan, the 1985 and 1993 Stock Option Plans, the Supplemental Executive Retirement Plan and the Annual Incentive Plan for employees who are subject to
Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). The Compensation & Benefits Committee met four times during the past year.

        In April 1996, the Board of Directors appointed a Governance and Nominating Committee. The functions of the Governance and Nominating Committee are to make recommendations to the Board of Directors concerning the selection of candidates as nominees as Directors, and to advise on directorship practices and corporate governance matters. The Committee will consider candidates recommended by shareholders entitled to vote for the election of directors. Notice of nominations made by shareholders with respect to the 1998 annual meeting must be received in writing by the Secretary of the Company no later than November 19, 1997 and must set forth (i) the name, age and address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee and (iii) the number and class of capital shares of the Company beneficially owned by each such nominee, if any. The Governance and Nominating Committee met three times during the past year.

                             CAPITAL STOCK OWNED BY
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table sets forth as of March 4, 1997 the number of shares of Common Stock and Series B Preferred Stock beneficially owned by each director and nominee, the named executive officers in the Summary Compensation Table, all current executive officers and directors of the Company as a group, and all persons (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Company, are the beneficial owners of more than 5% of Common Stock or Series B Preferred Stock.

                                                                        Sole Voting
                                                                            and                          Aggregate
Title                                   Name of                          Investment                      Percentage
of Class                           Beneficial Owner                       Power(1)        Other(2)         Owned
------------------  -----------------------------------------------     ------------      ---------      ----------
COMMON              G. Gilmer Minor, III...........................          556,553         16,453           1.8%
                    Josiah Bunting, III............................            2,832              0             *
                    R. E. Cabell, Jr...............................           86,314          8,655             *
                    James B. Farinholt, Jr.........................           15,660              0             *
                    Carl G. Grefenstette...........................            6,064      6,969,000(3)       17.9%
                    Vernard W. Henley..............................            6,846            750             *
                    E. Morgan Massey...............................          204,193              0             *
                    James E. Rogers................................           16,190              0             *
                    James E. Ukrop.................................           45,626              0             *
                    Anne Marie Whittemore..........................           14,910            500             *
                    Robert E. Anderson, III........................          134,632          1,957             *
                    Henry A. Berling...............................          399,927          9,751           1.3%
                    Craig R. Smith.................................           96,681          2,115             *
                    Drew St.J. Carneal.............................           71,741          6,833             *
                    All Executive Officers and Directors as a group
                      (24 persons).................................        1,910,400      7,054,647          22.6%

                    Wilmington Securities, Inc. (3)
                      824 Market Street, Suite 900
                      Wilmington, DE 19801.........................        6,969,000              0          17.9%

                    Wellington Management Company, LLP (4)
                      75 State Street
                      Boston, MA 02109.............................                0      2,339,400           7.3%

                    Westport Asset Management, Inc. (5)
                      253 Riverside Avenue
                      Westport, CT 06880...........................           18,700      1,842,825           5.8%

                    Valenzuela Capital Management, Inc. (6)
                      1270 Avenue of the Americas, Suite 508
                      New York, NY 10020...........................        1,730,000              0           5.4%
SERIES B
PREFERRED
STOCK(7)(8)         Wilmington Securities, Inc. (3)
                    824 Market Street, Suite 900
                    Wilmington, DE 19801...........................        1,150,000             --         100.0%

      *Represents less than 1% of the total number of shares outstanding.

      (1) Includes 697,380 shares which certain officers and directors of the Company have the right to acquire through the exercise of stock options within 60 days following March 4, 1997.

      (2) Includes: (a) shares held by certain relatives; (b) shares held in various fiduciary capacities; (c) shares held by the Company's Employee Stock Purchase Plan and 401(k) Plan; (d) grants of restricted stock through the Company's Annual Incentive Plan; and (e) shares that the shareholder has shared power to dispose of or to direct disposition of. These shares may be deemed to be beneficially owned under the rules and regulations of the Securities and Exchange Commission ("SEC"), but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

      (3) Wilmington Securities, Inc. ("Wilmington") owns 1,150,000 shares of Series B Preferred Stock which are convertible into approximately 6,969,000 shares of Common Stock. Wilmington acquired the 1,150,000 shares of Series B Preferred Stock in January 1996 from the former shareholders of Stuart Medical, Inc. Wilmington is a private investment company and an indirect wholly-owned subsidiary of The Hillman Company ("Hillman"), a firm engaged in diversified investments and operations which is controlled by the Henry L. Hillman Trust U/A/T dated November 18, 1985 (the "Trust"). The trustees of the Trust are Henry
L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette (the "Trustees"). The Trustees share voting and investment power with respect to the shares held of record by Wilmington and may be deemed to be the beneficial owners of such shares.

      (4) The number of shares owned is as of January 24, 1997, as reported in the Schedule 13G filed by Wellington Management Company, LLP and received by the Company on or about February 16, 1997.

      (5) The number of shares owned is as of February 13, 1997, as reported in the Schedule 13G filed by Westport Asset Management, Inc. and received by the Company on or about February 16, 1997.

      (6) The number of shares owned is as of January 23, 1997, as reported on the Schedule 13G filed by Valenzuela Capital Management, Inc. and received by the Company on or about February 16, 1997.

      (7) The 1,150,000 shares of outstanding Series B Preferred Stock are convertible into approximately 6,969,000 shares of Common Stock and are owned by Wilmington. Wilmington has agreed that so long as it owns any shares of Series B Preferred Stock or owns at least 5% of the outstanding shares of Common Stock, it will vote such shares, with respect to each matter to be voted upon by the holder(s) of such shares, in the same proportion as the votes cast on such matter by all other holders of Common Stock (excluding certain holders of 5% or more of the Common Stock). Such voting agreement does not apply to certain matters including specified amendments to the Company's articles of incorporation or bylaws, the election of the Series B Director and certain matters specified by Virginia law.

      (8) None of the directors, or named executive officers in the Summary Compensation Table, other than Mr. Grefenstette, owns any Series B Preferred Stock.

      TRANSACTIONS WITH MANAGEMENT AND OTHERS. In June, 1996, the Company entered into an agreement with James L. Grigg, Senior Vice President, Supply Chain Management, to purchase his residence in Grapevine, Texas for a sum of $191,750. This purchase was agreed upon pursuant to the Company's Relocation Policy and was a term of Mr. Grigg's employment package when he was hired in May of 1996.

      In October 1996 the Company entered into an agreement to sell a parcel of real estate located in Sanford, Florida (the Company's former Harbor Medical facility) to Alfhausen Assoc. Limited Partnership ("Alfhausen") for a sum of $1,650,000. Alfhausen is a limited partnership of which Henry A. Berling, Executive Vice President of the Company, is managing partner. Details of the transaction were fully disclosed to the Executive Committee of the Board of Directors, which, after reviewing information regarding the fair market value of the property, approved the transaction as equitable.

      SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. The Company's directors, its executive officers, and any persons holding more than 10% of outstanding shares of Common Stock are required to file reports with the SEC concerning their initial ownership of Common Stock and any subsequent changes in that ownership. The Company believes that the filing requirements were satisfied in 1996. In making this disclosure, the Company has relied solely on written representations of its directors, executive officers and beneficial owners of more than 10% of the Common Stock and copies of the reports that they have filed with the SEC.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

      The Compensation & Benefits Committee (the "Committee") of the Board of Directors is comprised of five outside directors who are not current or past employees of the Company. The principal functions of the Committee are to oversee the design and competitiveness of the Company's total compensation program, to evaluate the performance of the Company's senior executives and approve related compensation actions, and to administer the Company's 1993 Stock Option Plan, Supplemental Executive Retirement Plan, Savings & Protection Plan, and Annual Incentive Plan for employees who are subject to Section 16 of the Exchange Act, in accordance with the terms of each respective plan. The Committee met four times during calendar year 1996.

EXECUTIVE COMPENSATION PHILOSOPHY

      With respect to executive compensation, the Committee's philosophy is to establish and maintain programs and practices that incent achievement of the Company's strategic objectives and provide rewards that reflect the Company's performance. Compensation for executives is therefore based upon measures of the Company's financial performance and strategic results that are intended to lead to the creation of shareowner value. The Committee also strives to maintain market competitive compensation levels and therefore regularly evaluates executive compensation levels through comparisons against the peer companies reflected in the Performance Graph of this proxy statement, and other companies of similar size and operating characteristics. Base salary levels generally are maintained somewhat below competitive market averages for like experienced executives. Base salaries are combined with incentive compensation opportunities to fully reach competitive average total compensation levels when warranted by the Company's and the individual officer's performance. This combination is intended to focus management on the annual and longer-term success of the Company. The Committee recognizes it may sometimes be necessary to sacrifice short-term financial performance to obtain longer-term business success. This belief leads the Committee to regularly monitor the balance between annual and longer-term rewards, and act as needed to encourage meaningful levels of share ownership among executives.

      Consistent with the Committee's philosophy of competitive pay-for-performance, 1996 base salaries for the named executives increased over 1995. These increases were reflective of progress made toward performance enhancement initiatives, the prior year's reduction in officer salaries, and the need for more competitive pay levels. The base salary for the CEO increased 9% over 1995, for a two-year annualized increase of 4.8%. Base salaries for the other named executives increased an average of 7.8% over 1995, for a two-year average annualized increase of 7%.

COMMITTEE PROCESS AND ANNUAL INCENTIVE PLAN

      Early each year the Committee meets to review key aspects of the upcoming year's business plan and establish Annual Incentive Plan goals for each corporate officer, including the Chief Executive Officer, executive and senior vice presidents, and vice presidents. Goals under this plan are weighted to reflect their importance and contribution to desired Company and shareowner outcomes. The 1996 Annual Incentive Plan goals for named executives were based solely on the Company's earnings per share performance. The Committee receives periodic updates during the year on business performance in relation to incentive plan goals, particularly with respect to senior executives. Discussions of management contribution and performance are the norm, not the exception, in Committee meetings.

      At the close of each year, the Committee meets to discuss financial and other performance compared to Annual Incentive Plan goals and longer-term strategic business goals. These longer-term business goals center around the Company's strategic objectives to remain customer oriented in everything it does and to actively evolve its business consistent with the service needs of customers and the Company's markets. In deciding the level of annual salary increases, incentive payments and granting of stock options, the Committee looks to the Chief Executive Officer for recommendations on senior executives and then meets privately, without the presence of management, including the Chief Executive Officer in relation to his own compensation, to determine compensation actions. The Committee's decision-making process is benefited by input from the Company's Human Resources Department, and periodically from outside advisors, to maintain the desired level of competitiveness and technically sound compensation and benefit programs.

      The Company's operating performance for 1996 showed marked improvement over 1995 as a result of profitability enhancement initiatives. Company performance from recurring operations in 1996 saw sales increase 1.4% to $3.02 billion and net income increase to $13.0 million from a 1995 net loss of $1.0 million. Net income per common share was $0.25 versus a loss of $0.20 per share in 1995.

      The maximum award payable under the Company's Annual Incentive Plan to the Chief Executive Officer for full attainment of earnings per share goals would be 65% of his base salary. Despite improved 1996 performance, the Company did not achieve the desired level of earnings per share appropriate for incentive award payment. The Committee therefore did not award annual incentive payments to the Chief Executive Officer or other named executives.

      Under the Company's Annual Incentive Plan, executives are also eligible to receive a bonus of Common Stock equivalent to 25% of the cash incentive payment which vests provided the officer maintains a continuous employment relationship with the Company for the following three years. The restricted stock bonus for named executives is dependent on performance against the same goals as for the Annual Incentive

Plan. The Chief Executive Officer and other named executives did not receive shares of stock for 1996, as no incentive award was made.

LONG-TERM INCENTIVE PLAN

      Each year the Committee considers the desirability of granting senior executives awards under the Company's Stock Option Plan. The plan provides for the use of non-qualified stock options, incentive stock options, and stock appreciation rights. The Committee's decision to grant stock options is discretionary and largely determined by key financial performance measures and strategic accomplishments, though no specific performance targets are applied for this purpose. Option grant decisions may also be based upon outstanding individual performance, job promotions, and greater responsibility within the Company. Stock option levels are a component of competitive total compensation and include such considerations as salary grade levels, responsibility levels, and expectations of future impact on overall Company performance. The Committee believes stock option grants have historically been effective in helping to focus executives on enhancing long-term profitability and shareholder value. The Committee granted 45,000 stock options to the Chief Executive Officer in 1996 as a result of performance improvements over 1995, progress toward profitability enhancement initiatives and to incent future growth in shareholder returns. Grants were also provided to the other named executives. The Committee does not specifically consider the number of options currently held by an officer in determining current option grant levels.

CORPORATE TAX CONSIDERATIONS

      Congress passed a law effective in 1994, covered in Internal Revenue Service Code ("IRC") Section 162(m), that disallows corporate tax deductions for executive compensation in excess of $1 million for "proxy table" executives. This law does allow for certain exemptions to the deduction cap, including pay plans that depend on formulas rather than discretion and therefore are "performance-based."

      All current executive compensation is fully deductible. The Committee intends for the Company's pay plans and actions to be performance-based and therefore fully eligible for compensation expense deductions.

      The foregoing report has been furnished by Mrs. Whittemore and Messrs. Henley, Massey, Rogers (Chairman), and Ukrop.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

      The following performance graph compares the performance of the Common Stock to the S&P 500 Index and a Peer Group, which includes the Company and the companies listed below, for the Company's last five fiscal years. The graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested.


                       5 - YEAR TOTAL SHAREHOLDER RETURN

                                    [GRAPH]


                             Dec-91       Dec-92       Dec-93       Dec-94       Dec-95       Dec-96
Owens & Minor, Inc.           $100         $111         $174         $164         $149         $122
S&P 500                        100          108          118          120          165          203
Industry Peer Index            100          127          155          158          216          287

      The Peer Group selected for purposes of the above graph consists of companies engaged in the business of distribution, and includes Owens & Minor, Inc., Arrow Electronics Inc., Bergen Brunswig Corp., Bindley Western Industries, Cardinal Health, Inc., Hughes Supply Inc., Moore Medical Corp., Nash Finch Company, Richfood Holdings, Inc., Rykoff-Sexton Inc., United Stationers Inc. and VWR Scientific Products. The Peer Group no longer includes Super Food Services, Inc. which was acquired by Nash Finch Company in November 1996.

                           COMPENSATION OF DIRECTORS

      CASH COMPENSATION. In 1996, each non-employee director was paid an annual retainer of $10,000 ($13,000 for committee chairmen), plus $1,000 for each Board meeting attended, $800 for each meeting of the Board's committees and $500 for telephone conference meetings.

      DIRECTORS COMPENSATION PLAN. The Directors Compensation Plan (the "Directors Plan") provides for automatic, annual grants of options to purchase Common Stock. During 1996, each eligible director was granted options to purchase 2,532 shares of the Company's Common Stock at a per share exercise price of $13.50. In addition, the Directors Plan allows eligible directors to defer the receipt of all or part of their director fees. Amounts deferred are "invested" in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. There are two subaccounts into which directors may elect to defer their fees in integral multiples of 10%: (i) an account based upon the price of the Company's Common Stock, and (ii) an account based upon the current interest rate of the Company's fixed income fund in its 401(k) Plan, currently 4.5%. Subject to certain restrictions, a director will be permitted to take cash distributions in whole or in part from a deferred fee account either prior to or following the termination of his or her service as a director. The Directors Plan also allows eligible directors to receive payment of all or part of their director fees in Common Stock rather than cash.

                           SUMMARY COMPENSATION TABLE

      The following table shows, for the fiscal years ended December 31, 1996, 1995 and 1994, the cash compensation paid by the Company, as well as certain other compensation paid or accrued, to the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers").

                                           Annual Compensation                Long-Term Compensation(1)
                                     --------------------------------  ---------------------------------------
(a)                            (b)     (c)       (d)         (e)          (f)         (g)            (h)
                                                                               Awards
                                                                       ----------------------
                                                            Other      Restricted  Securities        All
Name and                                                    Annual       Stock     Underlying       Other
  Principal                           Salary    Bonus    Compensation    Awards     Options     Compensation
  Position                     Year    ($)       ($)        ($)(2)       ($)(3)      (#)(4)        ($)(5)
-----------------------------  ----  --------  --------  ------------  ----------  ----------  ---------------
G. Gilmer Minor, III           1996  $409,619  $      0         --      $      0     45,000       $  33,217
  Chairman, President          1995   375,000         0         --             0          0          35,611
  & Chief Executive            1994   372,654   172,800         --        43,206     90,000          29,670
  Officer

Craig R. Smith                 1996   231,620         0         --             0     20,000          15,563
  Executive Vice President     1995   203,091         0         --             0     30,000          15,366
  Chief Operating Officer      1994   178,654    70,110         --        17,528     33,750          13,666

Henry A. Berling               1996   223,789         0         --             0     15,000          15,133
  Executive Vice President     1995   206,938         0         --             0          0          16,700
  Partnership Development      1994   202,210    73,745         --        18,440     37,500          18,941
  Chief Sales Officer

Robert E. Anderson, III        1996   203,099         0         --             0      7,500          23,892
  Executive Vice President     1995   192,500         0         --             0          0          25,996
  Planning & Business          1994   187,649    53,000         --        13,253     33,750          16,473
  Development

Drew St. J. Carneal            1996   167,633         0         --             0     15,000           2,894
  Senior Vice President        1995   164,175         0         --             0          0           3,370
  General Counsel &            1994   159,820    58,740         --        14,498     30,000           3,009
  Secretary

(1)  The Company has no Long-Term Incentive Plans as defined by Item 402(a)(7)
     (iii) of Regulation S-K.

(2) None of the Named Executive Officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for fiscal years 1996, 1995 or 1994.

(3) Aggregate restricted stock holdings and values at December 31, 1996 for the Named Executive Officers are as follows: (i) Mr. Minor: 5,696 shares, $58,384; (ii) Mr. Smith: 2,332 shares, $23,903; (iii) Mr. Berling: 2,474 shares, $25,358; (iv) Mr. Anderson: 2,046 shares, $20,971; and (v) Mr.
     Carneal: 2,012 shares, $20,623. Dividends are paid on restricted stock at the same rate as all shareholders of record.

(4)  No SARs were granted in 1996, 1995 or 1994.

(5) Includes in 1996 for (i) Mr. Minor: $4,520 company contributions to defined contribution plans, $28,697 benefit attributable to company-owned life insurance policy; (ii) Mr. Smith: $3,392 company contributions to defined contribution plans, $12,171 benefit attributable to company-owned life insurance policy; (iii) Mr. Berling: $15,133 benefit attributable to company-owned life insurance policy; (iv) Mr. Anderson: $3,167 company contributions to defined contribution plans, $20,725 benefit attributable to company-owned life insurance policy; and (v) Mr. Carneal: $2,894 company contributions to defined benefit plans.

       EXECUTIVE SEVERANCE AGREEMENTS. In 1989, the Board authorized the Company to enter into Severance Agreements (the "Severance Agreements") with certain officers of the Company in order to encourage key management personnel to remain with the Company and to avoid distractions regarding potential or actual changes in control of the Company.

       The Severance Agreements include senior vice presidents and higher ranking corporate officers, including the Named Executive Officers, who have been employed by the Company for a period of at least one year and also vice presidents who have been employed by the Company for at least ten years and are approved for participation by the Compensation & Benefits Committee.

       The Severance Agreements provide for the payment of a severance benefit if such participant's employment with the Company is terminated for any reason, other than as a consequence of death, disability, or normal retirement, within two years after a Change in Control of the Company (as defined in the Severance Agreements). The severance benefit is equal to 2.99 times the average of the participant's total annual compensation from the Company, including all bonuses, which was included in gross income for income tax purposes for the five calendar years preceding the Change in Control of the Company, provided, however, no payments will be made to participants which would be treated as an "excess parachute payment" under Section 280G of the IRC.

       Each Severance Agreement continues in effect through December 31, 1997, and unless notice is given to the contrary, the term is automatically extended for an additional year at the end of each year.

       CONSULTING ARRANGEMENT. The Company has entered into a consulting agreement with Mr. Anderson, who retired as Executive Vice President, Planning & Business Development of the Company effective December 31, 1996, pursuant to which Mr. Anderson will render certain services to the Company and provide advice and assistance on business development, strategic planning and other matters. In consideration for his services, the Company has agreed to pay Mr. Anderson $7,926 per month plus reimbursement of reasonable documented business expenses incurred in the performance of services and COBRA premiums for medical insurance. The agreement commenced on January 1, 1997 and terminates on April 30, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

      The following table contains information concerning the grant of options made during 1996 under the Company's 1993 Stock Option Plan to the Named Executive Officers. The Company granted no SARs during 1996.

                                                                                                           Grant
                                                                                                            Date
                                        Individual Grants(1)                                              Value(2)
-----------------------------------------------------------------------------------------------------     --------
                                 Number of
                                 Securities            % of Total                                          Grant
                                 Underlying          Options Granted      Exercise or                       Date
                                  Options             to Employees        Base Price       Expiration     Present
          Name                    Granted            in Fiscal Year        ($/Share)          Date        Value($)
------------------------    --------------------     ---------------     -------------     ----------     --------
G. Gilmer Minor, III               45,000                  7.45%           $ 13.8125         4/30/06      $320,477
Henry A. Berling                   15,000                  2.48%           $ 13.8125         4/30/06       106,826
Robert E. Anderson, III             7,500                  1.24%           $ 13.8125         4/30/06        51,682
Craig R. Smith                     20,000                  3.31%           $ 13.8125         4/30/06       142,434
Drew St.J. Carneal                 15,000                  2.48%           $ 13.8125         4/30/06       106,826

      (1) Options are exercisable beginning on the first anniversary of grant date, with 40% being exercisable at that time and an additional 30% and 30% becoming exercisable on the second and third anniversary of grant date, respectively.

      (2) Based upon Black Scholes option valuation model. Volatility is based on the variance of the rate of return as measured over the most recent 180 trading days prior to the grant. Other assumptions include a riskless rate of return of 6.51%, annual dividend yield of 1.39%, and option maturity of 10 years.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

      The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during 1996, and unexercised options held by them on December 31, 1996. There were no SARs exercised during 1996 or outstanding on December 31, 1996.

                                                                     Number of               Value of
                                                                    Securities             Unexercised
                                                                    Underlying             In-the-Money
                                                                    Unexercised             Options at
                                                                 Options at FY End            FY End

                            Shares Acquired        Value           Exercisable/            Exercisable/
          Name               Upon Exercise        Realized         Unexercisable          Unexercisable
------------------------    ---------------     ------------     -----------------     --------------------
G. Gilmer Minor, III             13,500           $ 24,192         130,500/72,000        $253,148/      0
Henry A. Berling                      0                  0          60,000/26,250         126,574/      0
Robert E. Anderson, III          22,500           $110,633          75,000/     0         126,574/      0
Craig R. Smith                        0                  0          75,000/48,125         144,231/      0
Drew St.J. Carneal                    0                  0          54,750/24,000         126,574/      0

                                RETIREMENT PLANS

        PENSION PLAN. The Company provides retirement benefits under a defined benefit pension plan (the "Pension Plan"), pursuant to which benefits are based upon both length of service and compensation. Pension Plan benefits are determined under a formula based on an individual's earnings and years of credited service. Funding is determined on an actuarial basis. Effective December 31, 1996, participants in the Pension Plan will cease to accrue additional benefits; provided, however, that participants who have completed at least five years of service as of January 1, 1997 and whose age plus years of service equal at least 65 will continue to earn an accrued benefit until the earlier of (i) December 31, 2001 or (ii) until retirement, death or termination of employment (with the exception of certain highly compensated employees if the Pension Plan does not meet certain coverage requirements of the IRC).

      The following table shows estimated annual benefits payable at normal retirement age of 65 years to persons with specified remuneration and years of service, under the Pension Plan:

                          Average Straight Life Annuity Benefits Based
                                  on Years of Credited Service
    Average         --------------------------------------------------------
Compensation(1)     15 yrs.     20 yrs.     25 yrs.     30 yrs.     35 yrs.
---------------     --------    --------    --------    --------    --------
   $ 125,000         $21,986     $27,886     $33,785     $39,685     $45,584
     150,000          25,343      32,482      39,621      46,761      53,900
     175,000          28,699      37,078      45,457      53,836      62,215
     200,000          32,055      41,674      51,293      60,912      70,531

        (1) Average compensation represents compensation based upon a benefit formula applied to an employee's career average earnings, which approximates the amount of salary set forth in the Summary Compensation Table. The maximum amount of covered compensation is $150,000, or some other amount as may be determined by the Secretary of Treasury pursuant to IRC Section 401(a)(17).

        Benefits are computed on a straight-life annuity basis, and are not subject to offset for Social Security benefits or other amounts. The years of service credited for the Named Executive Officers under the Pension Plan are presently as follows: Mr. Minor, III, 33 years; Mr. Berling, 30 years; Mr. Smith, 7 years; Mr. Anderson, 28 years; and Mr. Carneal, 8 years.

             SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company provides supplemental retirement benefits to certain employees selected by the Compensation & Benefits Committee under the Supplemental Executive Retirement Plan (the "SERP"). The SERP entitles participants to receive a specified percentage of the participant's average base monthly salary during the five years preceding his retirement (in the case of the Named Executive Officers, 65%) reduced by the benefit payable under the Pension Plan and Social Security. The estimated annual benefits payable under the SERP upon retirement at normal retirement age for the Named Executive Officers are: Mr. Minor, III, $175,046; Mr. Berling, $82,432; Mr. Smith, $113,758; Mr. Anderson, $73,533; and Mr.
Carneal, $78,408. These benefits have been calculated assuming a frozen Pension Plan benefit at December 31, 1996, as discussed above.

      In addition, the Board of Directors approved the payment of $4,140 in additional monthly SERP benefits, commencing on January 15, 1997, to Mr. Anderson who retired as Executive Vice President, Planning & Business Development of the Company effective December 31, 1996. The additional benefits were approved in consideration of Mr. Anderson's many years of service to the Company and will be paid until terminated pursuant to the provisions of the SERP.

PROPOSAL 2. SELECTION OF INDEPENDENT AUDITORS

        Action will be taken at the meeting to ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP as the independent auditors of the Company. The Audit Committee and the Board of Directors recommend that the shareholders ratify their appointment. Unless otherwise directed, the persons named in the enclosed form of proxy intend to vote such proxy for the ratification of the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors of the Company.

        Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

PROPOSALS OF SHAREHOLDERS

      Shareholders wishing to present proposals for action at the Company's Annual Meeting of Shareholders in 1998 must submit the proposals to the Company for inclusion in the Company's 1998 Proxy Statement not later than November 19, 1997 in writing at the address shown in the heading of this Proxy Statement.

MISCELLANEOUS

      The Company does not know of any other matter to be presented for action by the shareholders at the meeting. If any other matter properly comes before the meeting, it is intended that the persons named in the accompanying form of proxy will vote thereon in their discretion.

March 18, 1997

BY ORDER OF THE BOARD OF DIRECTORS

DREW ST. J. CARNEAL,
Secretary

                                 Directions to
               Owens & Minor, Inc. Annual Meeting of Shareholders
                     Tuesday, April 29, 1997 -- 10:00 a.m.
                          Virginia Historical Society
                              428 North Boulevard
                               Richmond, Virginia





















The Boulevard is Exit 78 on both I-64 and I-95:

         From Washington DC, follow I-95 South to the exit.
         From Petersburg, follow I-95 North.
         From Charlottesville, follow I-64 East.
         From Norfolk and the Airport, follow I-64 West.

Take the Boulevard south just past Kensington Avenue, turn right into The Historical Society. Parking is available behind the building.

FRONT

PROXY

         OWENS & MINOR, INC.

         Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders

         The undersigned hereby appoints Messrs. Vernard W. Henley, G. Gilmer Minor, III and R.E. Cabell, Jr. and each of them with power of substitution, the proxy (and if the undersigned is a proxy, the substitute proxy) of the undersigned to vote all shares held of record on March 4, 1997 by the undersigned as directed below and in their discretion on all other matters which may properly come before the Annual Meeting of Shareholders of Owens & Minor, Inc., to be held on April 29, 1997 at 10:00 A.M. at the Virginia Historical Society, 428 North Boulevard, Richmond, Virginia, and any adjournments or postponements thereof.

The undersigned directs said proxies to vote as specified upon the items shown herein which are referred to in the Notice of Annual Meeting and as set forth in the Proxy Statement.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears herein. Attorneys-in-fact, executors, administrators, trustees and guardians should give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Shareholders who are present at the meeting may withdraw their proxy and vote in person if they so desire.

BACK

1.       Election of Directors:
         For a term of three years: Messrs. Josiah Bunting, III, James E. Ukrop and James E. Rogers.

                           FOR                 WITHHOLD          FOR ALL EXCEPT

NOTE: If you do not wish your shares voted "for" a particular nominee, mark the "For All Except" box and strike a line through the nominee's(s') name(s). Your shares will be voted for the remaining nominees.

2. Ratification of appointment of KPMG Peat Marwick, LLP as independent auditors.

                           FOR                 AGAINST           ABSTAIN

3. In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting.

         The Board of Directors recommends a vote FOR Proposals 1 and 2.

Mark box at right if an address chnage or comment has been noted on the reverse side of this card.

Please be sure to sign and date this Proxy.  Date ____________

--------------------------------------------------------------
Shareholder sign here                  Co-owner sign here

??